Exhibit 99.1
B. Craig Owens to Join JCPenney Board of Directors

Accomplished Consumer Industries Executive Brings Deep Financial and Operational Experience to Board

PLANO, Texas (Oct. 8, 2014) - J. C. Penney Company, Inc. (NYSE:JCP) today announced that B. Craig Owens, a highly accomplished and respected executive in the consumer food and beverage industry, has been elected to its Board of Directors. Mr. Owens recently retired from his post as chief financial officer and chief administrative officer of Campbell Soup Company, where he led its finance, supply chain and information technology organizations.

"During his 33 year career in the consumer products industry, Craig has distinguished himself as a trusted leader and strategic advisor. He brings significant financial expertise and a deep understanding of operations and strategic planning to our Board,” said Thomas Engibous, JCPenney’s chairman. “We are delighted to welcome him and look forward to his contributions.”

Mr. Owens added, "I am honored to join the JCPenney Board of Directors. The Company’s brand, unique mix of goods and services, and exceptional customer service set it apart from its department store peers. It is an exemplary corporate citizen, with a strong commitment to its customers, associates, stockholders and the communities in which it operates. I am enthusiastic to be involved in the next phase of JCPenney's growth and success."

Prior to joining Campbell Soup Company, Mr. Owens, 60, was executive vice president and CFO of the Delhaize Group, a food retailer headquartered in Belgium with operations in the U.S., Europe and Asia and $28 billion in annual revenues. Earlier in his career, he held leadership and senior financial positions with The Coca-Cola Company and Coca-Cola bottlers.

Mr. Owens has a B.A. degree in politics from Washington and Lee University and an M.B.A. from The Wharton School of Business of the University of

Pennsylvania. He also earned an M.A. degree from the Fletcher School of Law and Diplomacy at Tufts University.

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Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,060 stores and at JCPenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, colors and wallets. For more information, please visit JCPenney.com.

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